Exhibit 4.2

	COMPANY enGene Holdings Inc.		CERTIFICATE RECEIVED
NUMBER OF SHARES	REGISTERED HOLDER	ALLOTTED/TRANSFERRED FROM	DATE , 2 .
CERTIFICATE NUMBER
CLASS Class B Common
PAR VALUE
DATE OF ISSUE			Signature

INCORPORATED UNDER THE CANADA BUSINESS CORPORATIONS ACT

Class B Common

TRANSFER OF THESE SHARES IS RESTRICTED

ENGENE HOLDINGS INC.

THIS CERTIFIES THAT

is the registered holder of the number and class of shares described hereon, such shares being fully paid up and non-assessable in the capital of the Corporation.

THERE ARE SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THESE SHARES, AND A COPY OF THE FULL TEXT THEREFORE IS OBTAINABLE FROM THE REGISTERED OR RECORDS OFFICE OF THE CORPORATION ON DEMAND AND WITHOUT CHARGE.	IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officer(s), and, where required, to be sealed with its common seal, on the date of issue.

Authorized Signatory